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                                                                     Exhibit 4.5

                                SAP AMERICA, INC.
                       401(k) PROFIT SHARING PLAN & TRUST
                                 AMENDMENT 99-1

      Pursuant to the power reserved to SAP America, Inc. under Section 14.1 of the SAP America, Inc. Profit Sharing Plan & Trust (the "Plan") as set forth in the Vanguard Prototype 401(k) Savings Plan (the "Master Document") and its corresponding Adoption Agreement (the "Adoption Agreement"), the Plan is hereby amended, effective January 1, 1997 (except as expressly indicated otherwise), as follows:

      1. Section 2.6 of the Master Document is hereby amended by changing the reference to "Section 2 of the Adoption Agreement" in the first sentence thereof to refer to "Section 3 of the Adoption Agreement."

      2. Article 2.6(a) of the Master Document is hereby amended, effective January 1, 1999 to read, in its entirety, as follows:

      "(a) the Compensation of each Participant for a Plan Year shall include all Employee Pre-Tax Contributions made to the plan on behalf of the participant for the Plan year and all pre-tax elective contributions made to any other plan by the employer for the Plan Year pursuant to a salary reduction agreement with the Participant which are not includable in the Participant's gross income under Section 125, 402(e)(3), 402(h) or 403(b) of the Code, provided that the Employer has elected to treat all such pre-tax elective contributions as compensation with respect to all employees under all plans of the Employer; and"

      3. Section 3 of the Adoption Agreement is amended, effective January 1, 1999, by deleting all current selections thereunder and by instead selecting the box captioned "wages for withholding purposes excluding certain items," by checking the box captioned "other (specify)" under such item, and by inserting the following items in the line following such box as items excluded from compensation:

      "(i) amounts contributed by the Employer to the Plan, (ii) fringe benefits, (iii) workers' compensation and unemployment benefits, (iv) tuition advancements and reimbursements, (v) relocation and housing advancements and reimbursements, (vi) cost of living adjustments (vii) amounts designated by the Employer as severance payments in connection with an Employee's separation from employment, (viii) distributions from Employer sponsored nonqualified deferred compensation plans and earnings thereon, (ix) sign-on bonus payments provided to an Employee in connection with commencement of employment, and (x) for purposes of determining Employer Profit Sharing Contributions pursuant to Article 4.11 and Employer Matching Contributions pursuant to Article 4.6, amounts in excess of $100,000."


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      4. Article 4.11 of the Master Document is amended in its entirety to provide as follows:

      "4.11 Employer Profit Sharing Contributions

            (a) The Committee shall, at its discretion, credit to each eligible Participant's Employer Profit Sharing Contribution Account, a contribution in an amount which is in the same proportion that each Participant's Compensation for the Plan Year bears to the total Compensation of all such Participants for the Plan Year. In order to qualify for a Profit Sharing Contribution a Participant must be credited with a Year of Service and be actively employed by the Employer on the last day of the Plan Year to which the Profit Sharing Contribution is attributable. Notwithstanding the preceding sentence, a Participant shall be entitled to a Profit Sharing Contribution if such Participant (i) completes six (6) consecutive months of employment with the Employer during the Plan Year in which employment commences and is actively employed by the Employer on the last day of the Plan Year to which the Profit Sharing Contribution is attributable, or (ii) commenced employment with the Employer on or before July 1 of the Plan Year to which such Profit Sharing Contribution is attributable and thereafter during such Plan Year dies, incurs a Disability or retires on or after the Participant's attainment of Normal Retirement Age."

      5. The "Discretionary Formula" paragraph within Section 7 of the Adoption Agreement is hereby amended by striking the second sentence currently appearing therein and replacing it with the following sentences:

      "Employer Nonelective Contributions shall be allocated to the Employer Nonelective Contribution Accounts of Participants who Participated in the Plan at any time during the Plan Year, with the exception of Employer Profit Sharing Contributions, which shall be allocated to the Employer Profit Sharing Contribution Accounts of Participants who meet the eligibility requirements set forth in Article 4.11 of the Plan as amended. Employer Nonelective Contributions, including Employer Profit Sharing Contributions shall be allocated in accordance with the formula set forth in Article 4.11 of the Plan as amended."

      6. Article 6.4 of the Master Document is hereby amended in its entirety to provide as follows:

      "Forfeitures arising from Employer Profit Sharing Contributions and/or Employer Matching Contributions shall be reallocated in the same manner as Employer Profit Sharing


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      Contributions are allocated pursuant to Article 4.11 as amended, with the exception that the determination and allocation of forfeitures arising from Employer Matching Contributions shall be limited to Participants eligible for Employer Matching Contributions for the Plan Year. In order to qualify for an allocation of forfeitures in a Plan Year, a Participant must be credited with a Year of Service and be actively employed by the Employer on the last day of the Plan Year to which the forfeiture is attributable. Notwithstanding the preceding sentence, a Participant shall be entitled to a forfeiture allocation if such Participant (i) completes six (6) consecutive months of employment with the Employer during the Plan Year in which employment commences and is actively employed by the Employer on the last day of the Plan Year to which the forfeiture allocation is attributable, or (ii) commenced employment with the Employer on or before July 1 of the Plan Year to which such forfeiture allocation is attributable and thereafter during such Plan Year dies, incurs a Disability or retires on or after the Participant's attainment of Normal Retirement Age."

      WHEREFORE, I have executed the foregoing amendment this _________ day of ______________________________ , 199 ______.


                                           By:
                                              ----------------------------------

                                           Name: Lawrence Kleinman
                                                --------------------------------

                                           Title: Vice President Human Resources
                                                 -------------------------------


Witness: _____________________


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